Exhibit 4.66



PROMISSORY NOTE

$4,000,000                                   New York, New York
                                             October 31, 1995

ON OCTOBER 31, 1998, (the "Maturity Date") for value received, the undersigned promises to pay to the order of CHEMICAL BANK (the "Bank") at any of its banking offices in New York, in lawful money of the United States and immediately available funds, the principal amount of Four Million Dollars ($4,000,000) (the "Note Amount") or the aggregate unpaid principal balance of all advances made by the Bank to the undersigned and recorded on the schedule annexed hereto and made a part hereof, whichever is less, together with interest in like money and funds on the unpaid principal amount hereof from time to time outstanding, from the date hereof until the Maturity Date (or such earlier date, if any, on which this note shall become due by acceleration or otherwise), at a fluctuating rate per annum equal to .625 of 1% above the rate publicly announced by the Bank at its principal office from time to time as its prime rate, and from and after the Maturity Date (or such earlier date, if any, on which this note shall become due by acceleration or otherwise) at a rate per annum equal to 2% above that rate charged on such date until the unpaid principal amount hereof shall be paid in full, after as well as before judgment. Interest shall be payable monthly on the last day of each month and upon maturity and upon payment in full of the unpaid principal amount hereof. Each change in the interest rate hereon resulting from a change in such prime rate of the Bank shall become effective as of the opening of business on the day on which such change in such prime rate occurs. Interest shall be calculated on the basis of a 360 day year for actual days elapsed.

Anything in this note to the contrary notwithstanding, no advances shall be made hereunder, no letters of credit shall be issued by the Bank for the account of the undersigned ("Letters of Credit") and no drafts shall be drawn by the undersigned and accepted by the Bank ("Acceptances") if, as a result thereof,the aggregate unpaid principal balance of all advances made by the Bank to the undersigned hereunder plus the aggregate undrawn face amount of all Letters of Credit, the aggregate unreimbursed amount of all drafts drawn under Letters of Credit and the aggregate outstanding face amount of Acceptances would exceed the Note
Amount.

At any time the undersigned requests an advance to be made under this note, the undersigned shall submit with each request a certificate executed by a duly authorized officer of the maker, certifying as of the date of such request, that no event referred to in the following paragraph shall have occurred and be continuing. Upon the filing of a voluntary petition under the Federal Bankruptcy Code (the "Code"), any obligation to lend by the Bank to the undersigned hereunder shall immediately terminate. Upon the occurrence of any other event referred to in the following paragraph the Bank's obligation to lend to the undersigned hereunder may be terminated by the Bank by written notice to the undersigned.

Upon the occurrence, with respect to the maker, of any of the following: default in payment when due of any sums payable hereunder or pursuant to any Acceptances of Letters of Credit, or the filing of an involuntary petition under the Code, which remains unstayed and undismissed for a period of sixty (60)days; making any material misrepresentation to Bank in obtaining credit;the occurrence of a default pursuant to the terms of any guarantee on behalf of the Bank of any obligations of the undersigned to the Bank; the undersigned fails to execute, upon the Bank's written request, an amendment to this note in order to incorporate herein any or all of the events of default arising from related financial covenants or definitions, referred to in Section 2.5 of Amendment Two to the Amended and Restated Loan Agreement with Waiver dated November 22, 1994 and any documents related to such Section 2.5 and executed in connection therewith, as amended and may be hereinafter amended, between the undersigned and The Chase Manhattan Bank, N.A.; then all accrued principal and interest under this note shall be due and payable immediately without notice or demand.

Each advance, and each payment made on account of the principal thereof, may be endorsed by the holder on an attachment hereto on the date such advance is made or a payment in readily available funds is received. This note shall be used to record all advances and payments of principal made hereunder until it is surrendered to the undersigned by the Bank and it shall continue to be used even though there may be periods prior to such surrender when no amount of principal or interest is owing hereunder.

This note shall be governed by, and construed in accordance with, the laws of the State of New York.


MECHANICAL TECHNOLOGY INCORPORATED


By: /s/ R. Wayne Diesel
    ____________________________
     Title: President & CEO